As filed with the Securities and Exchange Commission on February 12, 2007.

Registration No. 333-140411

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(With respect to the common shares and associated rights being offered in the Exchange Offer)

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(With respect to the common shares and associated rights being distributed as a pro rata dividend)

Domtar Corporation

(Exact name of Registrant as specified in its Charter)

Delaware	20-5901152
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Domtar Corporation

33663 Weyerhaeuser Way South

Federal Way, WA 98003

(253) 924-2345

(Address (including zip code) and telephone number (including area code) of Registrant’s principal executive offices)

The Corporation Trust Company

1209 Orange Street

County of New Castle

Wilmington, Delaware 19801

(302) 658-7581

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Approximate date of commencement of proposed sale of the securities to the public:    Upon consummation of the Exchange Offer referred to in this document.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

EXPLANATORY NOTE

The purpose of this Amendment is solely to file Exhibit 8.2, including an unredacted copy of the private letter ruling from the Internal Revenue Service referred to in the Prospectus—Offer to Exchange. There are no other changes to Part I or Part II from Amendment No. 1 filed by the Registrant on the date hereof to its Registration Statement on Forms S-4 and S-1 (Reg. No. 333-140411) originally filed with the SEC on February 2, 2007.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 (S-1). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

This Registration Statement is filed to register both the shares of Company common stock and associated rights being offered in the Exchange Offer and any shares of Company common stock and associated rights being distributed as a pro rata dividend. There are no incremental expenses that will be incurred solely in connection with the issuance and distribution of the Company common stock and associated rights as a pro rata dividend other than registrar and transfer agent fees and mailing expenses in an estimated amount of $70,000. These incremental expenses will be incurred by Weyerhaeuser Company but the Registrant has agreed to reimburse Weyerhaeuser Company for an amount up to $28,000,000 of all fees and expenses incurred in connection with the transactions contemplated by the Transaction Agreement among Weyerhaeuser Company, the Registrant, Domtar Inc. and certain of Weyerhaeuser Company’s subsidiaries.

ITEM 14 (S-1)/ITEM 20 (S-4). INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Registrants’ certificate of incorporation and by-laws.

Limitation of Liability of Directors

The Registrant is a Delaware corporation. The Registrant’s certificate of incorporation limits the liability of its directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or a derivative action, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, except that the Registrant’s certificate of incorporation provides for indemnification in a derivative action or suit initiated by any such person only if, subject to certain exceptions, the Registrant’s board of directors authorized such proceeding. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of such person’s heirs, executors and administrators.

The Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Registrant expects to obtain directors and officers liability insurance.

ITEM 15 (S-1). RECENT SALES OF UNREGISTERED SECURITIES

On August 16, 2006 the Registrant issued 1,000 shares of its common stock, par value $0.01 per share to Weyerhaeuser Company for an aggregate consideration of $10. That issuance was not registered under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) of such Act.

ITEM 16 (S-1)/ITEM 21 (S-4). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17 (S-1)/ITEM 22 (S-4). UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any Prospectus—Offer to Exchange required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the Prospectus—Offer to Exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus—Offer to Exchange filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus—Offer to Exchange pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Federal Way, State of Washington, on February 12, 2007.

DOMTAR CORPORATION

by	/s/ MARVIN D. COOPER
Name: Title:	Marvin D. Cooper President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARVIN D. COOPER	Chief Executive Officer (Principal Executive Officer) and Director	February 12, 2007

/s/ RICHARD J. TAGGART	Chief Financial Officer (Principal Financial Officer)	February 12, 2007

/s/ JEANNE M. HILLMAN	Chief Accounting Officer (Principal Accounting Officer)	February 12, 2007

/s/ CLAIRE S. GRACE	Director	February 12, 2007

/s/ THOMAS R. STOCKS	Director	February 12, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1**	Amended and Restated Transaction Agreement

2.2**	Amended and Restated Contribution and Distribution Agreement

2.3**	Form of Canadian Asset Transfer Agreement

3.1**	Form of Restated Certificate of Incorporation of Domtar Corporation

3.2**	Form of Restated By-Laws of Domtar Corporation

4.2**	Form of Rights Agreement between Domtar Corporation and rights agent

5.1*	Opinion of Mr. Sandy McDade, General Counsel of Weyerhaeuser Company, regarding the legality of the shares being registered

8.1*	Opinion of Cravath, Swaine & Moore LLP with respect to certain federal income tax matters

8.2***	Private letter ruling from the Internal Revenue Service

8.3*	Opinion of Blake, Cassels & Graydon LLP with respect to certain Canadian federal income tax matters

9.1**	Form of Voting and Exchange Trust Agreement

10.1**	Form of Tax Sharing Agreement

10.2**	Form of Transition Services Agreement

10.3**	Form of Pine Chip Supply Agreement (Plymouth, North Carolina)

10.4**	Form of Hog Fuel Supply Agreement (Plymouth, North Carolina)

10.5**	Form of Slush Pulp Sales Agreement (Columbus, Mississippi)

10.6**	Form of Pine Chip Supply Agreement (Columbus, Mississippi)

10.7**	Form of Site Services Agreement (Plymouth, North Carolina)

10.8**	Form of Site Services Agreement (Kamloops, British Columbia)

10.9**	Form of Site Services Agreement (Columbus, Mississippi)

10.10**	Form of Fiber Supply Agreement (Princeton, British Columbia)

10.11**	Form of Fiber Supply Agreement (Okanagan Falls, British Columbia)

10.12**	Form of Fiber Supply Agreement (Kamloops, British Columbia)

10.13**	Form of Fiber Supply Agreement (Carrot River and Hudson Bay)

10.14**	Form of Fiber Supply Agreement (Prince Albert, Saskatchewan)

10.15**	Form of Fiber Supply Agreement (White River, Washington)

10.16**	Form of Site Services Agreement (Utilities) (Columbus, Mississippi)

10.17**	Form of Site Services Agreement (Utilities) (Plymouth, North Carolina)

10.18**	Form of Intellectual Property License Agreement (incorporated by reference to Exhibit B to Exhibit 2.2 to the registration statement)

Exhibit Number	Exhibit Description
10.19**	Senior Facilities Commitment Letter

10.20**	Indenture between Domtar Inc. and the Bank of New York dated as of July 31, 1996 relating to Domtar’s $125,000,000 9.5% debentures due 2016

21.1**	Subsidiaries of Domtar Corporation

23.1*	Consent of KPMG LLP relating to the Weyerhaeuser Fine Paper Business

23.2*	Consent of KPMG LLP relating to Weyerhaeuser Company

23.3*	Consent of KPMG LLP relating to Domtar Corporation

23.4*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney

99.1*	Letter of Transmittal for Weyerhaeuser common shares

99.2*	Instructions to the Letter of Transmittal for Weyerhaeuser common shares

99.3*	Letter of Transmittal for Weyerhaeuser exchangeable shares

99.4*	Letter to brokers, dealers, commercial banks, trust companies and other nominees

99.5*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees

99.6*	Guidelines for certification of taxpayer identification number on substitute form W-9

99.7*	Notice of Guaranteed Delivery for Weyerhaeuser common shares

99.8*	Notice of Guaranteed Delivery for Weyerhaeuser exchangeable shares

99.9*	Notice of Withdrawal for Weyerhaeuser common shares

99.10*	Notice of Withdrawal for Weyerhaeuser exchangeable shares

99.11*	Canadian Supplement to the Prospectus—Offer to Exchange

99.12*	French translation of certain portions of the Canadian Bid Circular, consisting of the Canadian Supplement to the Prospectus—Offer to Exchange together with the Prospectus—Offer to Exchange

*	Filed previously.
**	Incorporated by reference to Amendment No. 2 to Domtar Corporation’s Form 10 filed with the Securities and Exchange Commission on January 26, 2007.
***	Filed herewith.